Exhibit (s)(ii)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

THE GABELLI EQUITY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate offering price being offered pursuant to the Prospectus Supplement dated March 2, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated December 29, 2023 (together with the Prospectus Supplement, the “Prospectus”) is $171,158,185 (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on March 2, 2026, is the final prospectus relating to the Offering.